Exhibit 4.05

CUSIP NO. 52517P6N6
ISIN NO. US52517P6N63

REGISTERED	PRINCIPAL AMOUNT: $10,000,000
No. R-1

LEHMAN BROTHERS HOLDINGS INC.

MEDIUM-TERM NOTE, SERIES I

FX- AND COMMODITY-LINKED NOTE

DUE JANUARY 7, 2008

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY OR A NOMINEE OF THE DEPOSITORY.  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM (A “CERTIFICATED NOTE”), THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.

LEHMAN BROTHERS HOLDINGS INC., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company,” which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to CEDE & Co., or registered assigns, on the Maturity Date, an amount equal to the Redemption Amount.

The “Maturity Date” is January 7, 2008, or if such day is not a Business Day, on the next following Business Day.

The “Redemption Amount” is a single U.S. dollar payment on the Maturity Date equal to the principal amount of each Note multiplied by the difference of 102.41% minus the Discount Factor; provided that the minimum Redemption Amount shall be zero.

The “Components” are Copper — Grade A (“Copper”) and Euro.

The “Discount Factor” is a percentage equal to the greatest of (a) 0.00%; (b) the Copper Discount Factor (if any); and (c) the Euro Discount Factor (if any).

The “Copper Discount Factor” is:

(A)  a quotient, the numerator of which is the difference of the Final Copper Price minus the Copper Upper Boundary and the denominator of which is the Copper Upper Boundary, if the Final Copper Price is greater than the Copper Upper Boundary;

(B)  0, if the Final Copper Price is less than or equal to the Copper Upper Boundary and greater than or equal to the Copper Lower Boundary; or

(C)  a quotient, the numerator of which is the difference of the Copper Lower Boundary minus the Final Copper Price and the denominator of which is the Copper Lower Boundary, if the Final Copper Price is less than the Copper Lower Boundary.

The “Euro Discount Factor” is:

(A)  a quotient, the numerator of which is the difference of the Euro Settlement Rate minus the Euro Upper Boundary and the denominator of which is the Euro Upper Boundary, if the Euro Settlement Rate is greater than the Euro Upper Boundary;

(B)  0, if the Euro Settlement Rate is less than or equal to the Euro Upper Boundary and greater than or equal to the Euro Settlement Rate; or

(C)  a quotient, the numerator of which is the difference of the Euro Lower Boundary minus the Euro Settlement Rate and the denominator of which is the Euro Lower Boundary, if the Euro Settlement Rate is less than the Euro Lower Boundary.

The “Copper Upper Boundary” is $9,774.00.

The “Copper Lower Boundary” is $6,516.00.

The “Euro Upper Boundary” is $1.475.

The “Euro Lower Boundary” is $1.335.

The “Copper Strike” is $8,145.00, which is the Copper Price on the Trade Date.

The “Final Copper Price” is the Copper Price on the Valuation Date.

The “Euro Settlement Rate” is the Reference Exchange Rate on the Valuation Date, determined in accordance with the Settlement Rate Option (subject to the occurrence of a Disruption Event).

The “Copper Price” is the official settlement price of Copper for cash delivery, expressed as the U.S. dollar price per metric ton of Copper, as made public by the Relevant Exchange (subject to the occurrence of a Disruption Event).

The “Reference Exchange Rate” is the spot exchange rate for the Euro quoted against the U.S. dollar (USD) expressed as number of USD per 1 Euro.

The “Valuation Date” is January 2, 2008; provided that, upon the occurrence of a Disruption Event with respect to a Component, the Valuation Date for the affected Component may be postponed (as described in “Disruption Events” below).

The “Trade Date” is September 27, 2007.

The “Issue Date” is September 28, 2007.

If a Commodity Disruption Event identified in clauses (A), (B) or (C) below with respect to Copper or a Currency Disruption Event with respect to Euro is in effect on the scheduled Valuation Date, the Calculation Agent will calculate the Copper Discount Factor and/or the Currency Discount Factor using the Final Copper Price and/or the Euro Settlement Rate, as the case may be,. on the immediately succeeding scheduled Exchange Business Day on which no Commodity Disruption Event occurs or is continuing with respect to Copper or on the immediately succeeding scheduled Currency Business Day on which no Currency Disruption Event occurs or is continuing with respect to the Euro; provided however that if a Commodity Disruption Event identified in clauses (A), (B) or (C) below relating to Copper or a Currency Disruption Event relating to Euro has occurred or is continuing on each of the three scheduled Exchange Business Days or scheduled Currency Business Days, as applicable, following the scheduled Valuation Date, then (a) such third scheduled Exchange Business Day or Currency Business Day, as applicable, shall be deemed the Valuation Date for Copper or Euro, respectively, and (b) the Calculation Agent will determine, on such day, (i) in the case of Euro, the Euro Settlement Rate in accordance with Fallback Rate Observation Methodology or (b) in the case of Copper, the Final Copper Price in its sole and absolute discretion, taking into account the latest available quotation for the Copper Price and any other information that in good faith it deems relevant.

If a Commodity Disruption Event identified in clauses (D) or (E) below relating to Copper is in effect on the Valuation Date, the Calculation Agent will determine the Final Copper Price on the scheduled Valuation Date in its sole and absolute discretion taking into account the latest available quotation for the Copper Price and any other information that in good faith it deems relevant.

A “Commodity Disruption Event” means any of the following events, as determined in good faith by the Calculation Agent:

(A)                              the suspension of or material limitation on trading in Copper, or futures contracts or options related to Copper, on the Relevant Exchange;

(B)                                either (i) the failure of trading to commence, or permanent discontinuance of trading, in Copper, or futures contracts or options related to Copper, on the Relevant Exchange, or (ii) the disappearance of, or of trading in, Copper;

(C)                                the failure of the Relevant Exchange to publish the official daily settlement price of Copper for that day (or the information necessary for determining the settlement price);

(D)                               the occurrence since the Trade Date of a material change in the content, composition, or constitution of Copper; or

(E)                                 the occurrence since the Trade Date of a material change in the formula for or the method of calculating the settlement price of Copper.

For the purpose of determining whether a Commodity Disruption Event has occurred:

(1)                                  a limitation on the hours in a trading day and/or number of days of trading will not constitute a Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange;

(2)                                  a suspension in trading on the Relevant Exchange (without taking into account any extended or after-hours trading session), in Copper by reason of a price change reflecting the maximum permitted price change from the previous trading day’s settlement price will constitute a Disruption Event relating to Copper; and

(3)                                  a suspension of or material limitation on trading on the Relevant Exchange will not include any time when the Relevant Exchange is closed for trading under ordinary circumstances.

A “Currency Disruption Event” means any of the following events, as determined in good faith by the Calculation Agent:

(A)                              the occurrence and/or existence of an event on any day that has the effect of preventing or making impossible the conversion of the Euro into USD through customary legal channels; or

(B)                                the occurrence of any event causing the Reference Exchange Rate to be split into dual or multiple currency exchange rates; or

(C)                                the Euro Settlement Rate being unavailable, or the occurrence of an event that generally makes it impossible to obtain the Euro Settlement Rate, on the Valuation Date.

For purposes of the above, “scheduled Currency Business Day” means a day that is or, in the judgment of the Calculation Agent, should have been, a Currency Business Day.

A “Valuation Business Day” is any day that is both a Currency Business Day and an Exchange Business Day.

A “Currency Business Day” is, for the Euro, any day that is not a Saturday, a Sunday or a day on which banking institutions generally are authorized or obligated by law or executive order to be closed (including for dealings in foreign exchange in accordance with the market practice of the foreign exchange market) in New York City.

An “Exchange Business Day” is, for Copper, any day, as determined in good faith by the Calculation Agent, on which the Relevant Exchange is scheduled to be (or, but for the occurrence of a Disruption Event, would have been) open for trading during its regular trading session (notwithstanding the Relevant Exchange closing prior to its scheduled closing time).

The “Relevant Exchange” is the London Metal Exchange (the “LME”), or its successor, or if the LME is no longer the principal exchange or trading market for Copper or options or futures contracts for Copper, such other exchange or principal trading market for Copper as determined in good faith by the Calculation Agent which serves as the source of prices for Copper, and any principal exchanges where options or futures contracts on Copper are traded.

The “Settlement Rate Option” is the U.S. Dollar/Euro official fixing rate, expressed as the amount of U.S. Dollars per one Euro, for settlement in two New York and TARGET business days reported by the Federal Reserve Bank of New York which appears on Reuters Screen 1FED to the right of the caption ‘‘EUR’’ at approximately 10.00 a.m., New York time.

The screen or time of observation indicated in relation to the Settlement Rate Option above shall be deemed to refer to such screen or time of observation as modified or amended from time to time, or to any substitute screen thereto.

The “Fallback Rate Observation Methodology” means that the Reference Exchange Rate, Settlement Rate or other rate, as specified in the applicable pricing supplement, in respect of Euro will equal the noon buying rate in New York for cable transfers in foreign currencies as announced by the Federal Reserve Bank of New York for customs purposes (the “Noon Buying Rate”) on the relevant Valuation Date or such other date specified in the applicable pricing supplement. If the Noon Buying Rate is not announced on that date, the Reference Exchange Rate will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the Calculation Agent at approximately 10:00 a.m., New York City time, on the Currency Valuation Business Day next succeeding the Valuation Date or such other date specified in the applicable pricing supplement, for the purchase or sale for deposits in the reference currency by the New York offices of three leading banks engaged in the interbank market (selected in the sole discretion of the Calculation Agent) (the “Reference Banks”). If fewer than three Reference Banks provide spot quotations, then the Reference Exchange Rate, Settlement Rate or other rate, as applicable, will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the Calculation Agent at approximately 10:00 a.m., New York City time, on the relevant date from two Reference Banks (selected in the sole discretion of the Calculation Agent), for the purchase or sale for deposits in Euro. If these spot quotations are available from only one Reference Bank, then the Calculation Agent, in its sole discretion, will determine whether that quotation is reasonable to be used. If no spot quotation is available, then the Reference Exchange Rate will be determined by the Calculation Agent in good faith and in a commercially reasonable manner.

A “Business Day”, notwithstanding any provision in the Indenture, is any day that is not is not a Saturday or Sunday and that is not a day on which banking institutions in New York City generally are authorized or obligated by law or executive order to be closed.

The “Calculation Agent” means Lehman Brothers Inc.

Except as provided below, the Redemption Amount may, at the option of the Company, be made by check mailed to the person entitled thereto at such person’s address as it appears on the registry books of the Company.

Payment of the Redemption Amount will be made in immediately available funds in accordance with the normal procedures of the Trustee (or any duly appointed Paying Agent).

The Company will pay any administrative costs imposed by banks in making payments in immediately available funds, but any tax, assessment or governmental charge imposed upon payments hereunder, including, without limitation, any withholding tax, will be borne by the Holder hereof.

References herein to “U.S. dollars” or “U.S.$” or “$” or “USD” are to the coin or currency of the United States as at the time of payment is legal tender for the payment of public and private debts.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS NOTE SET FORTH ON THE REVERSE HEREOF.  SUCH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture.

IN WITNESS WHEREOF, Lehman Brothers Holdings Inc. has caused this instrument to be signed by its Chairman of the Board, its President, its Vice Chairman, its Chief Financial Officer, one of its Vice Presidents or its Treasurer, by manual or facsimile signature under its corporate seal, attested by its Secretary or one of its Assistant Secretaries by manual or facsimile signature.

Dated:  September 28, 2007

[SEAL]	LEHMAN BROTHERS HOLDINGS INC.

By:
Name: Andrew Yeung
Title: Vice President

Attest:
Name: Cindy Buckholz
Title: Assistant Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

CITIBANK, N.A.
as Trustee

By:
Authorized Officer

[REVERSE OF NOTE]

LEHMAN BROTHERS HOLDINGS INC.
MEDIUM-TERM NOTES, SERIES I
FX- AND COMMODITY-LINKED NOTE
DUE SEPTEMBER 28, 2009

                                Section 1.  General.  This Note is one of a duly authorized series of Notes of the Company designated as the Medium-Term Notes, Series I, FX- and Commodity-Linked Note (herein called the “Notes”).  The Notes are one of an indefinite number of series of debt securities of the Company (collectively, the “Securities”) issued or issuable under and pursuant to an indenture dated as of September 1, 1987, as amended and supplemented (the “Indenture”), duly executed and delivered by the Company and Citibank, N.A., as Trustee (herein called the “Trustee”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the holders of the Securities.  The separate series of Securities may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions or repurchase rights (if any), may be subject to different sinking, purchase or analogous funds (if any), may be subject to different covenants and Events of Default and may otherwise vary as in the Indenture provided.

                                Section 2.  Principal Amount for Indenture Purposes.  For the purpose of determining whether Holders of the requisite amount of Notes of this series outstanding under the Indenture have made a demand, given a notice or waiver or taken any other action, the principal amount of this Note will be deemed to be the principal amount of this Note then outstanding.

                                Section 3.  Modification and Waivers.  The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than 66-2/3% in aggregate principal amount of each series of the Securities at the time Outstanding to be affected, evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the holders of the Securities of all such series; provided, however, that no such supplemental indenture shall, among other things, (i) change the fixed maturity of any Security, or reduce the Additional Amount or the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon or reduce any premium or other amount payable on redemption, or make the Additional Amount or the principal amount thereof, premium or other amount payable, if any, or interest thereon payable in any coin or currency other than that herein above provided, without the consent of the Holder of each Security so affected, or (ii) change the place of payment on any Security, or impair the right to institute suit for payment on any Security, or reduce the aforesaid percentage of Securities, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of each Security so affected.  It is also provided in the Indenture that, prior to any declaration accelerating the maturity of any series of Securities, the holders of a majority in aggregate principal amount of the Securities of such series

Outstanding may on behalf of the holders of all the Securities of such series waive any past default or Event of Default under the Indenture with respect to such series and its consequences, except a default in the payment of interest, if any, on the Additional Amount or the principal amount, or premium, if any, on any of the Securities of such series, or in the payment of any sinking fund installment or analogous obligation with respect to Securities of such series.  Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future holders and owners of this Note and any Notes of this series which may be issued in exchange or substitution herefor, irrespective of whether or not any notation thereof is made upon this Note or such other Notes of this series.

                                Section 4.  Obligations Unconditional.  No reference herein to the Indenture and no provisions of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Additional Amount or the principal amount on this Note at the place, at the respective times, at the rate, and in the coin or currency herein prescribed.

                                Section 5.  Defeasance.  The Indenture contains provisions for the discharge of the Indenture and defeasance at any time of the indebtedness on this Note upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Note.

                                Section 6.  Authorized Form and Denominations.  The Notes of this series are issuable in registered form, without coupons.  Each Note will be issued initially as either a Global Security or a Certificated Note, at the option of the Company, in denominations of $10,000 or whole multiples of $10,000, either at the office or agency to be designated and maintained by the Company for such purpose in the Borough of Manhattan, New York City, pursuant to the provisions of the Indenture or at any of such other offices or agencies as may be designated and maintained by the Company for such purpose pursuant to the provisions of the Indenture, and in the manner and subject to the limitations provided in the Indenture, but without the payment of any service charge, except for any tax or other governmental charges imposed in connection therewith.  Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series of a different authorized denomination, except that Global Securities will not be exchangeable for Certificated Notes of this series.

                                Section 7.  Registration of Transfer.  As provided in the Indenture and subject to certain limitations as therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer, at the Corporate Trust Office or agency in a Place of Payment for this Note, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar requiring such written instrument of transfer duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

                                If at any time the Depository notifies the Company that it is unwilling or unable to continue as Depository or if at any time the Depository shall no longer be eligible under the Indenture, the Company shall appoint a successor Depository.  If a successor Depository for the Notes of this series is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such ineligibility, the Company will issue, and the Trustee will authenticate and deliver, Notes of this series in definitive form in an aggregate principal amount equal to the principal amount of this Note.

                                No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

                                Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the person in whose name this Note is registered as the owner hereof for all purposes, and neither the Company nor the Trustee nor any agent of the Company or of the Trustee shall be affected by any notice to the contrary.

                                Section 8.  Events of Default.  If an Event of Default with respect to Notes of this series shall occur and be continuing, the amount that may be declared due and payable upon any acceleration of the notes will be determined by the Calculation Agent for the period from and including the Issue Date to but excluding the date of early repayment and will equal, for each note, the Redemption Amount, calculated as the date of early repayment were the Maturity Date. If a bankruptcy proceeding is commenced in respect of Lehman Brothers Holdings, the claim of the beneficial owner of a note for the period from and including the Issue Date to but excluding the date of early repayment will be capped at the Redemption Amount, calculated as though the date of the commencement of the proceeding were the Maturity Date.

                                Section 9.  No Recourse Against Certain Persons.  No recourse for the payment of the Additional Amount or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or any Indenture supplemental thereto or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

                                Section 10.  Defined Terms.  All terms used but not defined in this Note are used herein as defined in the Indenture.

                                Section 11.  GOVERNING LAW.  THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.